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              [METLIFE INVESTORS DISTRIBUTION COMPANY LETTERHEAD]

                                  April 7, 2011

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re: MetLife Insurance Company of Connecticut ("Registrant") Form S-1 Registration Statement
            Pre-Effective Amendment No. 1
            File No. 333-172860

Ladies and Gentlemen:

      Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for certain group or individual modified guaranteed annuity contracts issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-1 to Friday, April 29, 2011, or as soon thereafter as practicable.

                              Sincerely,

                              METLIFE INVESTORS DISTRIBUTION CO.

                              By:      /s/Paul M. Kos
                                       ----------------------------------------
                              Name:    PAUL M. KOS
                              Title:   Vice President